Exhibit 11



                   PPG INDUSTRIES, INC. AND SUBSIDIARIES

                     Computation of Earnings Per Share

                                    Three Months           Nine Months
                                   Ended Sept. 30         Ended Sept. 30
                                   1996      1995         1996      1995
Net income....................   $ 191.1    $170.4      $ 591.9   $ 606.4

Weighted average number of
  shares of common stock
  outstanding.................     186.5     200.9        189.2     204.0

Weighted average number of
  shares of common stock
  outstanding and common
  stock equivalents..........      188.5     203.2        191.2     206.4

Primary earnings per share....   $  1.03   $  0.85      $  3.13   $  2.97

Fully diluted earnings
  per share...................   $  1.02   $  0.84      $  3.10   $  2.94

NOTES:

The common stock equivalents consist of the shares reserved for issuance under PPG's stock option plan and deferred under PPG's deferred compensation and earnings growth plans.

The fully diluted earnings per share calculations are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than three percent.

All amounts are in millions except per share data.

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